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                                                                    EXHIBIT 99.1

NOMINEES FOR ELECTION AT 2004 ANNUAL MEETING OF STOCKHOLDERS FOR A TERM EXPIRING AT THE 2007 ANNUAL MEETING OF STOCKHOLDERS:

            JANET K. COOPER, 51, has served as a Director of the Company since 1999. In 2002, Ms. Cooper was named Senior Vice President and Treasurer of Qwest Communications International Inc. Previously, she was Chief Financial Officer and Senior Vice President of McDATA Corporation, a global leader in open storage networking solutions. From 2000 to 2001, she served as Senior Vice President, Finance of Qwest. From 1998 to 2000, she served in various senior level finance positions at US West Inc., a regional Bell operating company, including Vice President, Finance and Controller and Vice President and Treasurer. From 1978 to 1998, Cooper served in various capacities with the Quaker Oats Company, including Vice President, Treasurer and Tax from 1997 to 1998 and Vice President, Treasurer from 1992 to 1997. Ms. Cooper serves on the Board of Directors and chairs the Audit Committee of The TORO Company, a manufacturer of equipment for lawn and turf care maintenance.

            C. L. (JERRY) HENRY, 63, was appointed to serve as a Director of the Company in 2000. Mr. Henry was formerly Chairman and CEO of Johns Manville Corporation, a leading manufacturer of insulation and building products. Prior to his position with Johns Manville, he had served as Executive Vice President and Chief Financial Officer for
            E. I. du Pont de Nemours and Company, a global science and technology company. Mr. Henry serves as a Director for Georgia Gulf Corp., a leading manufacturer and worldwide marketer of several integrated lines of commodity chemicals and polymers.

            ROBERT E. SCHJERVEN, 61, was named Chief Executive Officer of the Company in 2001 and has served as a Director since that time. Prior to his election as Chief Executive Officer of the Company, he served as Chief Operating Officer of the Company in 2000 and as President and Chief Operating Officer of Lennox Industries Inc., a subsidiary of the Company, from 1995 to 2000. He joined the Company in 1986 as Vice President of Marketing and Engineering for Heatcraft Inc., a subsidiary of the Company. From 1988 to 1991, he held the position of Vice President and General Manager of Heatcraft. From 1991 to 1995, he served as President and Chief Operating Officer of Armstrong Air Conditioning Inc., also a subsidiary of the Company. Mr. Schjerven spent the first 20 years of his career with The Trane Company, an international manufacturer and marketer of HVAC systems, and McQuay-Perfex Inc.

            TERRY D. STINSON, 62, has served as a Director of the Company since 1998. Mr. Stinson currently serves as Chief Executive Officer of his own consulting practice engaged in strategic alliances and marketing for the aerospace industry, and as Chief Executive Officer of Xelus, Inc., a collaborative enterprise service management solution company. Until the fall of 2001, Mr. Stinson was Chairman and Chief Executive Officer of Bell Helicopter Textron Inc., the world's leading manufacturer of vertical lift aircraft and was its President from 1996 to 1998. From 1991 to 1996, Mr. Stinson served as Group Vice President and Segment President of Textron Aerospace Systems and Components for Textron Inc. Prior to that position, he had been the President of Hamilton Standard Division of United Technologies Corporation, a defense supply company, since 1986. Mr. Stinson currently serves on the Board of Directors of Triumph Group, Inc., a global leader in supplying and overhauling aerospace and industrial gas turbine systems and components.

            RICHARD L. THOMPSON, 64, has served as a Director of the Company since 1993. Mr. Thompson was formerly Group President and member of the Executive Office of Caterpillar Inc., a manufacturer of construction and mining equipment, a position he held since 1995. He joined Caterpillar in 1983 as Vice President, Customer Services. In 1989, he was appointed President of Solar Turbines Inc., a wholly-owned subsidiary of Caterpillar and manufacturer of gas turbines. From 1990 to 1995, he held the role of Vice President of Caterpillar, with responsibility for its worldwide engine business. Previously, he had held the positions of Vice President of Marketing and Vice President and General Manager, Components Operations with RTE Corporation, a manufacturer of electrical distribution products. Mr. Thompson serves as a Director for Gardner Denver, Inc., a manufacturer of air compressors, blowers and petroleum pumps and for NiSource Inc., a natural gas and electric utility. In addition, he is a former Director of the National Association of Manufacturers, the nation's largest industrial trade association, and Proctor Community Hospital in Peoria, Illinois.

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DIRECTORS WHOSE TERMS CONTINUE UNTIL THE 2005 ANNUAL MEETING OF STOCKHOLDERS:

            THOMAS W. BOOTH, 47, has served as a Director of the Company since 1999. Mr. Booth became Vice President of Corporate Technology for the Company in 2002. In 2000, he was appointed Vice President, Advanced Heat Transfer of Heatcraft Inc., a subsidiary of the Company. Previously, he was the Director, Business Development of Heatcraft Inc. from 1997 to 1999. Mr. Booth joined the Company in 1984 and has served in various capacities including the District Manager for the Baltimore/Virginia sales branch of Lennox Industries Inc. from 1994 to 1997. He currently serves on the Board of Directors of Employers Mutual Casualty Company, a casualty insurance company.

            JAMES J. BYRNE, 68, has served as a Director of the Company since 1990. He has been Chairman of Byrne Technology Partners, Ltd., a firm that provides interim management at the CEO and senior executive level for high technology companies, since 1995. Mr. Byrne also serves as a Director of Healthaxis Inc., a claims processing outsourcing company for the health care benefits industry, and is a Fellow and Director of the Legacy Center for Public Policy. In addition, Mr. Byrne will assist his clients by assuming executive responsibility with their investments and in that regard served as Chairman and Chief Executive Officer of OpenConnect Systems Incorporated, a developer of computer software products, from 1999 to 2001. Prior to his current role, he held a number of positions in the technology industry including President of Harris Adacom Corporation, a network products and services company, Senior Vice President of United Technologies Corporation's Semiconductor Operation and President of North American group of Mohawk Data Sciences, a manufacturer of distributed computer products. Mr. Byrne began his career in high technology with General Electric Company.

            JOHN W. NORRIS III, 46, has served as a Director since 2001. Mr. Norris is the Associate Director of Philanthropy for the Maine Chapter of The Nature Conservancy. Prior to his current position, he was Co-Founder and President of Borealis, Inc., an outdoor products manufacturer, from 1988 to 2000. He served as an economic development Peace Corps Volunteer in Jamaica, West Indies from 1985 to 1987. Before joining the Peace Corps, Norris completed a graduate school internship at Lennox Industries Inc. in Dallas in 1983. He has been on the Board of Trustees for GlobalQuest, an international experiential educational organization, since 1999. Mr. Norris served on the Board of Advisors for Businesses for the Northern Forest, a 350-member advocacy group working to protect wildlands, improve forest stewardship, and foster sustainable economic development, from 1997 through 2001.

            JOHN W. NORRIS, JR., 68, was elected Chairman of the Board of Directors of the Company in 1991. He has served as a Director of the Company since 1966. After joining the Company in 1960, Mr. Norris held a variety of key positions including Vice President of Marketing, President of Lennox Industries (Canada) Ltd., a subsidiary of the Company, and Corporate Senior Vice President. He became President of the Company in 1977 and was appointed President and Chief Executive Officer of the Company in 1980 and served through 2001. Mr. Norris is on the Board of Directors of the Air-Conditioning & Refrigeration Institute, of which he was Chairman in 1986. He is also an active board member of the Gas Appliance Manufacturers Association, where he was Chairman from 1980 to 1981. He is a past Chairman of The Nature Conservancy of Texas board of trustees and also serves as a Director of AmerUs Group Co., a life insurance and annuity company.

DIRECTORS WHOSE TERMS CONTINUE UNTIL THE 2006 ANNUAL MEETING OF STOCKHOLDERS:

            LINDA G. ALVARADO, 53, has served as a Director of the Company since 1987. She is President and Chief Executive Officer of Alvarado Construction, Inc., a general contracting firm specializing in commercial, government and industrial construction and commercial development firm. She currently serves on the Boards of Directors of Qwest Communications International Inc, a telecommunications company, Pepsi Bottling Group, a soft drink and beverage company, 3M Company, a diversified technology company, and Pitney Bowes Inc., an office equipment and services company. Ms. Alvarado is also a partner in the Colorado Rockies Baseball Club.

            STEVEN R. BOOTH, 44, has served as a Director of the Company since 2002. He became the President of Polytech Molding Inc., a plastic injection molding company serving the industrial, health care and automotive markets, in 2001. From 1994 to 2001, Mr. Booth was employed by Process Science Inc., a designer and manufacturer of equipment and products using hydrostatic extrusion technology.

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            DAVID V. BROWN, 56, has served as a Director of the Company since
            1989. Dr. Brown owns the Plantation Farm Camp, Inc., a working 500-acre ranch with livestock that provides learning in a farm setting for children. He is currently serving on the Strategic Planning Board of the Western Association of Independent Camps, an educational organization for training camp directors and owners.

            JOHN E. MAJOR, 58, has served as a Director of the Company since 1993. In 2003, Mr. Major formed MTSG, which provides consulting, management and governance services and of which he serves as President. In 2003, he stepped down as Chairman and Chief Executive Officer of Novatel Wireless, Inc., a leading provider of wireless Internet solutions, having served since 2000. Prior to joining Novatel, he was Chairman, Chief Executive Officer and President of Wireless Knowledge. Prior to that, he was Executive Vice President of QUALCOMM and President of its Wireless Infrastructure Division. Prior to joining QUALCOMM in 1997, Mr. Major served as Senior Vice President and Chief Technical Officer at Motorola, Inc., a manufacturer of telecommunications equipment, and Senior Vice President and General Manager for Motorola's Worldwide Systems Group of the Land Mobile Products Sector. Mr. Major currently serves on the Boards of Directors of Littelfuse, Inc., a manufacturer of fuses, Verilink Corporation, a manufacturer of network access devices, and Broadcom Corporation, a semiconductor manufacturing company.

            WALDEN W. O'DELL, 59, has served as Director of the Company since 2003. Mr. O'Dell serves as Chairman of the Board, Chief Executive Officer and immediate past President of Diebold, Incorporated, the leading global provider of integrated financial self-service delivery systems and services. Prior to joining Diebold, Mr. O'Dell held a series of high-level positions with Emerson, including President of Emerson's Ridge Tool Division while also serving as Group Vice President of the tool group of Emerson. He has also served as President of the Liebert Corporation, a subsidiary of Emerson. Mr. O'Dell serves on the Boards of Directors of Federal Signal Corporation, the Columbus Association of Performing Arts, the Canton Cultural Center for the Arts and the United Way of Central Stark County, and he is a member of the Board of Trustees of the Ohio Foundation of Independent Colleges. He is also a member of The Ohio State University Advocates, the Board of Trustees and is a lifetime associate alumni of The Ohio State University.

      John W. Norris, Jr. and David V. Brown are both grandchildren of D.W. Norris, the founder of LII. John W. Norris III, Steven R. Booth and Thomas W. Booth are great grandchildren of D.W. Norris. John W. Norris, Jr. and David V. Brown are first cousins. John W. Norris, Jr. is the father of John W. Norris
III. Steven R. Booth and Thomas W. Booth are brothers. Mr. David Anderson retired from the LII Board of Directors earlier in 2004. The Board of Directors would like to express its sincere appreciation to Mr. Anderson for his 31 years of dedication and commitment to LII.